Calculation of Filing Fee Tables
S-8
Triumph Financial, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.01 per share, to be issued under the Triumph Financial, Inc. 2014 Omnibus Incentive Plan, as amended	Other	750,000	$ 54.05	$ 40,537,500.00	0.0001381	$ 5,598.23
Total Offering Amounts:						$ 40,537,500.00		$ 5,598.23
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 5,598.23
Offering Note
[1]	(1) Pursuant to Rule 416(a) under the Securities Act of 1933 (the "Securities Act"), this registration statement shall also be deemed to cover any additional securities to be offered or issued in connection with the provisions of the above-referenced plan, which provides for adjustments in the amount of securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions. (2) Estimated in accordance with Rule 457(h) under the Securities Act, solely for the purpose of calculating the registration fee.The price of $54.05 represents the average of the high and low sale prices of the Common Stock on the New York Stock Exchange on November 3, 2025.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A